For period ending  3/31/00
File number 811 - 6235

77(C).              Matters submitted to a vote of security holders.

           a.       Annual meeting of shareholders:  November 19, 1999

           a.1      Trustees elected:
                    Richard G. Capen, Jr., H. Frederick Christie, Don R.
                    Conlan, Diane C. Creel, Martin Fenton, Leonard R.
                    Fuller, Abner D. Goldstine, Paul G. Haaga, Jr.,
                    Richard G. Newman, and Frank M. Sanchez.

           a.2 Ratification or rejection of the election by the Board of Trustees of PricewaterhouseCoopers LLP as the independent public accountant for the Fund:

                    Votes:                Against               Abstain
                    Affirmative           2,913,200             3,424,971
                    225,098,344
